BBQ Holdings, Inc. Reports Results for Fourth Quarter and Fiscal Year 2019 and Acquisition of Granite City Food & Brewery Restaurants

MINNEAPOLIS, March 27, 2020 –  BBQ Holdings, Inc. (NASDAQ: BBQ) (the “Company”), an innovating global owner and operator of restaurants, today reported financial results for the fourth fiscal quarter and year ended December 29, 2019.

On March 9, 2020, the acquisition of the assets of Granite City Food & Brewery became official and BBQ Holdings now owns and operates 18 Granite City restaurants in 10 states.  The purchase price for the Granite City assets acquired was $3,650,000.

Fourth Quarter 2019 Highlights:

•

Company-owned same store net sales increased 4.7%, driven by a  6.4%  increase in To-Go same store net sales and a 26.0%  increase in Catering, marking nine of the ten prior quarters experiencing positive comparable sales.

•	Franchise-operated same store net sales increased 0.4% year-over-year.
•	Achieved 54% of restaurant sales, net in growing off-premise lines of business and 46% dine-in.
•	Net loss of $1.8 million, driven by acquisition and pre-opening costs.
•

Formed a subsidiary with Clark Championship Products LLC with an exclusive license to sell Clark Crew BBQ sauces, rubs and other consumer packaged goods, and opened the first Clark Crew BBQ restaurant in Oklahoma City, Oklahoma.

•	Opened a 3,000 square foot Famous Dave’s restaurant in Minneapolis, Minnesota.

Full Year 2019 Highlights 2019:

•	Company-owned same store net sales increased 2.0%, driven by a 6.9% increase in To-Go same store net sales and a 13.7% increase in Catering.
•	Franchise-operated same store net sales increased 1.0% year-over-year.
•	51% of net restaurant revenue was generated from off-premise sales with 49% from dine-in sales.
•	Net loss of $649,000, driven by acquisition and pre-opening costs.
•	Adjusted EBITDA of $3.8 million.
•	Approximately 167,178 signups for our loyalty app since it was launched in December 2018, which generated $4.6 million of system-wide sales in 2019.
•	Reacquired 17 Famous Dave’s franchise stores

Executive Comments

Jeff Crivello, CEO, commented, “The fourth quarter and full year 2019 was focused on moving our growth initiatives forward. We expect a twelve-month transition period to make all necessary improvements to the Famous Dave’s restaurants that we reacquired. In December, we opened the first Clark Crew BBQ in Oklahoma City, which is seeing an enormous amount of demand. Also in December, we opened a 3,000 square foot bar-centric Famous Dave’s in Uptown Minneapolis, which is tracking toward our goals.

Our Company-owned restaurants have generated positive comparable sales for nine of the last ten quarters, a statistic that separates us from almost every other multi-location restaurant operator within our industry, and our franchisees have sustained their positive comparable sales trend for this year.

Subsequently, we closed on the acquisition of eighteen Granite City Food & Brewery locations and one Real Urban BBQ.

The effect of the Coronavirus on our business, and restaurant industry will be drastic, but we have taken operational and financial measures to help navigate through the next few difficult months. The ultimate financial impairment is unknown without knowing the duration of the forced dining room closures. We remain committed to our Famous guests and staff members that we will get through this tough period.”

Key Operating Metrics

	Three Months Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Restaurant count:
Franchise-operated	96	127	96	127
Company-owned	32	17	32	17
Total	128	144	128	144
Same store net restaurant sales %:
Franchise-operated, domestic	0.7%	(1.0)%	1.2%	(1.9)%
Franchise-operated, international(1)	(9.9)%	(25.8)%	(7.3)%	(12.0)%
Franchise-operated total	0.4%	(1.8)%	1.0%	(2.9)%
Company-owned	4.7%	2.2%	2.0%	2.7%
Total	0.9%	(1.3)%	1.1%	(1.5)%

(in thousands, expect per share data)

System-wide restaurant sales(2)	$76,940	$83,412	$333,695	$358,073

Net income attributable to shareholders	$(1,788)	$1,070	$(649)	$4,862
Adjusted net income attributable to shareholders(3)	(729)	1,138	1,410	5,304

Net (loss) income attributable to shareholders, per diluted share	$(0.20)	$0.12	$(0.07)	$0.57
Adjusted net income attributable to shareholders, per diluted share(3)	(0.08)	0.13	0.15	0.62

Adjusted EBITDA(3)	$(754)	$1,226	$3,751	$7,736

(1)	International franchise comparable sales declines are primarily related to Puerto Rico, which closed as a result of effects of the hurricanes.
(2)

System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.

(3)

Adjusted net income (loss) from continuing operations and adjusted EBITDA are non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables.  See “Non-GAAP Reconciliation.”

Fourth Quarter 2019 Review

Total revenue for the fourth quarter of 2019 was $23.3 million, up 73.2% from the fourth quarter of 2018. The increase in year-over-year restaurant net sales for the quarter ended December 29, 2019 was driven primarily by the acquisition of Famous Dave’s stores in Colorado, Michigan, Ohio, Wisconsin, Indiana, Kentucky, Iowa, and Arizona and a 4.7% increase in company-owned same store net sales.

On a weighted basis, same store net sales for our To-Go and Catering lines of business increased 6.4%  and 26.0%, respectively, in the fourth quarter of fiscal 2019 as compared to the prior year period, partially offset by a decline net sales, while To Go and Catering represented 36% and 18% of restaurant net sales, respectively.

Restaurant-level operating margin, as a percentage of restaurant net sales, for Company-owned restaurants was (3.1)% in the fourth quarter of fiscal 2019 compared to (2.9)% in the fourth quarter of fiscal 2018. This decline in restaurant-level operating margin was primarily a result of acquisitions of new stores in 2019.

General and administrative expenses for the quarter ended  December 29, 2019 and December 30, 2018 represented approximately 14.8% and 15.4% of total revenues, respectively. While as a percentage of revenues general and administrative expenses decreased year over year, we incurred additional expenditures for acquisition costs and ongoing oversight of our new restaurants.

Net loss attributable to shareholders was approximately $1.8 million, or $0.20 per share, in the fourth quarter of fiscal 2019 compared to net income attributable to shareholders of approximately $1.1 million, or $0.12  per share, in the fourth quarter of fiscal 2018.  Adjusted net loss attributable to shareholders, a non-GAAP measure, was approximately $729,000, or $0.08 per share, compared to adjusted net income attributable to shareholders of approximately $1.1 million, or $0.12 per diluted share, in the fourth quarter of fiscal 2018. A reconciliation between adjusted net income attributable to shareholders and its most directly comparable GAAP measure is included in the accompanying financial tables.

Fiscal Year 2019 Review

Total revenue for fiscal year 2019 was $82.3 million, up 49.9% from fiscal year 2018. The increase in year-over-year restaurant net sales for the year ended December 29, 2019 was driven primarily by the acquisition of Famous Dave’s stores in Colorado, Michigan, Ohio, Wisconsin, Indiana, Kentucky, Iowa, and Arizona and an increase in company-owned same store net sales of 2.0%, partially offset by corporate restaurant closures.

On a weighted basis, same store net sales for our To-Go and Catering lines of business increased 6.9%  and 13.7%, respectively, in fiscal 2019 as compared to fiscal 2018, partially offset by a decline in our Dine In line of business of 4.3%. During fiscal 2019, Dine In represented approximately 49% of our total restaurant net sales, while To Go and Catering represented 36% and 15% of restaurant net sales, respectively.

Restaurant-level operating margin, as a percentage of restaurant net sales, for Company-owned restaurants was (0.1)% in fiscal 2019 compared to 1.3% in fiscal 2018. This decline in restaurant-level operating margin in 2019 was primarily a result of the acquisitions of new restaurants which our company committed additional expenditures in order to improve operations.

General and administrative expenses for the fiscal years ended  December 29, 2019 and December 30, 2018 represented approximately 13.4% and 14.6% of total revenues, respectively. While as a percentage of revenues general and administrative expenses decreased year over year, we incurred additional expenditures for acquisition costs and ongoing oversight of our new restaurants.

Net loss attributable to shareholders was approximately $649,000, or $0.07 per share, in fiscal 2019 compared to net income attributable to shareholders of approximately $4.9 million, or $0.56 per diluted share, in fiscal 2018. Adjusted net income attributable to shareholders, a non-GAAP measure, was approximately $1.4 million, or $0.15 per diluted share, compared to adjusted net income attributable to shareholders of approximately $5.3 million, or $0.62 per diluted share, in fiscal 2018. A reconciliation between adjusted net income attributable to shareholders and its most directly comparable GAAP measure is included in the accompanying financial tables.

About BBQ Holdings

BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants.  As of March 27, 2020,  BBQ Holdings had four brands with 139 overall locations in 28 states and three countries, including 48 company-owned and 91 franchise-operated restaurants. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. BBQ Holdings, through partnerships, has extended Travis Clark’s award winning line of barbecue sauces, rubs and seasonings into the retail market. Along with a wide variety of BBQ favorites served at their BBQ restaurants, BBQ Holdings newest addition, Granite City Food and Brewery, offers award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net income attributable to shareholders is net income attributable to shareholders, plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs, and the related tax impact. This number is divided by the weighted-average number of diluted shares of common stock outstanding during each period presented to arrive at adjusted net income, per share. Adjusted EBITDA is net income (loss),  plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings, the timing of refreshes and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from the Company’s expectation include the impact of the COVID-19 virus pandemic, financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:Jeff Crivello – Chief Executive Officer
952-294-1300

Darrow Associates, Inc.
Peter Seltzberg – Managing Director
516-419-9915
pseltzberg@darrowir.com

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Revenue:
Restaurant sales, net	$19,952	$9,480	$67,278	$38,051
Franchise royalty and fee revenue	2,566	3,248	12,126	13,871
Franchisee national advertising fund contributions	341	437	1,616	1,932
Licensing and other revenue	410	268	1,249	1,034
Total revenue	23,269	13,433	82,269	54,888

Costs and expenses:
Food and beverage costs	6,473	3,066	21,541	11,973
Labor and benefits costs	7,312	3,505	24,565	13,663
Operating expenses	6,780	3,186	21,269	11,932
Depreciation and amortization expenses	876	281	2,231	1,264
General and administrative expenses	3,445	2,066	10,992	7,988
National advertising fund expenses	341	437	1,616	1,932
Asset impairment, estimated lease termination charges and other closing costs, net	578	2	1,296	145
Pre-opening expenses	366	—	460	—
(Gain) loss on disposal of property and bargain purchases, net	100	—	(74)	29
Total costs and expenses	26,271	12,543	83,896	48,926

(Loss) income from operations	(3,002)	890	(1,627)	5,962

Other income (expense):
Interest expense	(102)	(71)	(494)	(493)
Interest income	101	43	215	122
Total other expense	(1)	(28)	(279)	(371)

(Loss) income before income taxes	(3,003)	862	(1,906)	5,591

Income tax benefit (expense)	684	208	659	(729)

Net (loss) income	(2,319)	1,070	(1,247)	4,862
Less: Net loss attributable to non-controlling interest	531	—	598	—
Net (loss) income attributable to shareholders	$(1,788)	$1,070	$(649)	$4,862

Basic net (loss) income per share attributable to shareholders	$(0.20)	$0.12	$(0.07)	$0.57
Diluted net (loss) income per share attributable to shareholders	$(0.20)	$0.12	$(0.07)	$0.56
Weighted average shares outstanding - basic	9,117	9,092	9,099	8,599
Weighted average shares outstanding - diluted	9,117	9,098	9,099	8,624

BBQ HOLDINGS, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Food and beverage costs(1)	32.4%	32.3%	32.0%	31.5%
Labor and benefits costs(1)	36.6%	37.0%	36.5%	35.9%
Operating expenses(1)	34.0%	33.6%	31.6%	31.4%
Restaurant level operating margin(1)(3)	(3.1)%	(2.9)%	(0.1)%	1.3%
Depreciation and amortization expenses(2)	3.8%	2.1%	2.7%	2.3%
General and administrative expenses(2)	14.8%	15.4%	13.4%	14.6%
(Loss) income from operations(2)	(12.9)%	6.6%	(2.0)%	10.9%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share data)

(unaudited)

ASSETS
Current assets:	December 29, 2019	December 30, 2018
Cash and cash equivalents	$5,325	$11,598
Restricted cash	761	842
Accounts receivable, net of allowance for doubtful accounts of $132,000 and $192,000, respectively	4,379	4,300
Inventories	1,346	722
Prepaid income taxes and income taxes receivable	264	377
Prepaid expenses and other current assets	1,356	1,363
Assets held for sale	2,842	—
Total current assets	16,273	19,202

Property, equipment and leasehold improvements, net	19,756	10,385

Other assets:
Operating lease right-of-use assets	25,962	—
Goodwill	640	61
Intangible assets, net	2,213	1,428
Deferred tax asset, net	6,646	5,747
Other assets	1,591	1,533
	$73,081	$38,356

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,967	$3,765
Current portion of lease liabilities	4,230	—
Current portion of long-term debt and financing lease obligations	616	1,369
Accrued compensation and benefits	2,694	808
Other current liabilities	4,975	2,970
Total current liabilities	16,482	8,912

Long-term liabilities:
Lease liabilities, less current portion	26,957	—
Long-term debt, less current portion	6,258	2,411
Other liabilities	1,610	4,492
Total liabilities	51,307	15,815

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 9,272 and 9,085 shares issued and outstanding at December 29, 2019 and December 30, 2018, respectively	93	91
Additional paid-in capital	7,856	7,375
Retained earnings	14,423	15,075
Total shareholders’ equity	22,372	22,541
Non-controlling interest	(598)	—
Total equity	21,774	22,541
	$73,081	$38,356

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

(unaudited)

	Year Ended
	December 29, 2019	December 30, 2018
Cash flows from operating activities:
Net (loss) income	$(1,247)	$4,862
Adjustments to reconcile net income to cash flows provided by operations:
Depreciation and amortization	2,231	1,264
Stock-based compensation	463	278
Net (gain) loss on disposal of property and bargain purchases	(74)	29
Asset impairment, estimated lease termination charges and other closing costs (gain), net	1,273	(46)
Bad debts recovery	239	(30)
Deferred income taxes	(688)	639
Other non-cash items	291	(515)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,582)	(225)
Other assets	(449)	(389)
Accounts payable	258	(600)
Accrued and other liabilities	1,867	(1,390)
Cash flows provided by operating activities	2,582	3,877

Cash flows from investing activities:
Proceeds from the sale of assets	33	1,187
Purchases of property, equipment and leasehold improvements	(6,755)	(953)
Payments for acquired restaurants	(6,188)	(229)
Advances on notes receivable	(150)	(750)
Purchases of held to maturity securities	—	(6,995)
Maturity of held to maturity securities	—	6,995
Payments received on note receivable	31	—
Cash flows used for investing activities	(13,029)	(745)

Cash flows from financing activities:
Proceeds from long-term debt	4,300	—
Payments for debt issuance costs	(54)	—
Payments on long-term debt and financing lease obligations	(175)	(6,758)
Proceeds from sale of common stock, net of offering costs	—	5,120
Proceeds from exercise of stock options	22	520
Cash provided by (used for) financing activities	4,093	(1,118)

(Decrease) increase in cash, cash equivalents and restricted cash	(6,354)	2,014
Cash, cash equivalents and restricted cash, beginning of period	12,440	10,426
Cash, cash equivalents and restricted cash, end of period	$6,086	$12,440

BBQ HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
(dollars in thousands)	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net income attributable to shareholders	$(1,788)	$1,070	(649)	4,862
Asset impairment and estimated lease termination charges and other closing costs	578	2	1,296	145
Net gain on disposal of equipment	100	—	(74)	29
Stock-based compensation	109	53	463	278
Acquisition costs	301	—	1,071	—
Pre-opening costs	284	—	378	—
Severance	—	—	13	58
Tax adjustment	(312)	13	(1,088)	(68)
Adjusted net income	$(729)	$1,138	$1,410	$5,304
Basic adjusted net income per common share	$(0.08)	$0.13	$0.15	$0.62
Diluted adjusted net income per common share	$(0.08)	$0.13	$0.15	$0.62

Weighted average common share outstanding - basic	9,117	9,092	9,099	8,599
Weighted average common share outstanding - diluted	9,117	9,098	9,099	8,624

Net income	$(2,319)	$1,070	$(1,247)	$4,862
Asset impairment and estimated lease termination charges and other closing costs	578	2	1,296	145
Depreciation and amortization	876	281	2,231	1,264
Interest expense, net	1	28	279	371
Net (gain) loss on disposal of equipment	100	—	(74)	29
Stock-based compensation	109	53	463	278
Acquisition costs	301	—	1,071	—
Pre-opening costs	284	—	378	—
Severance	—	—	13	58
Provision for income taxes	(684)	(208)	(659)	729
Adjusted EBITDA	$(754)	$1,226	$3,751	$7,736